Exhibit 99.1

Chaparral Energy Announces Second Quarter 2018 Financial and Operational Results

Oklahoma City, August 14, 2018 — Chaparral Energy, Inc. (NYSE: CHAP) today announced its second quarter 2018 financial and operational results with the filing of its form 10-Q. The company will hold its quarterly financial and operating results conference call this morning, August 14, at 9 a.m. Central.

Second Quarter Highlights and Recent Key Items

•	Grew STACK production 44% on a year-over-year basis to 13,198 barrels of oil equivalent per day (Boe/d)

•	Reported a net loss of $22 million driven by a $27 million non-cash loss associated with commodity derivatives

•	Generated adjusted EBITDA, as defined below, of $26.9 million

•	Brought online 17 new gross operated wells, 11 of which were part of its joint venture drilling program

•	De-risked approximately 50% of its Garfield County position and 80% of its Canadian County Meramec Merge position

•	Increased 2018 STACK full year production guidance to 13.0 - 14.0 MBoe/d, due to strong operational results and higher working interests

•	Increased 2018 full year total production guidance to 19.0 - 20.0 MBoe/d

•

Raised 2018 CAPEX guidance to $300 - $325 million primarily due to higher working interests, cost inflation associated with its joint venture program, acreage acquisitions and the addition of a fourth operated rig in late 2018

•	Decreased 2018 cash general and administrative (G&A) expense per Boe guidance to $3.50 - $4.00

•	Issued $300 million of unsecured senior notes due in 2023

•	Uplisted to the New York Stock Exchange (NYSE), under the new symbol “CHAP”

“The second quarter was a strong and extremely productive quarter for Chaparral,” said Chief Executive Officer Earl Reynolds. “We continue to see strong performance from our STACK wells, particularly our Merge Meramec in Canadian County and our Osage and Meramec wells in Garfield County. As a result of this success and our strong balance sheet, we will be adding an additional rig before the end of the year and, although we will not realize production from those additional wells until early 2019, we feel extremely confident in raising our 2018 STACK and total company production guidance to 13.0 to 14.0 MBoe/d and 19.0 to 20.0 MBoe/d respectively.”

“We also further strengthened our balance sheet and long-term financial stability during the quarter,” commented Reynolds. “We successfully completed a $300 million unsecured senior notes offering, which allowed us to pay down the entire outstanding balance of our revolving credit facility and significantly increased our liquidity. In addition, we also recently uplisted our common stock from the OTCQB market to the NYSE, which provides us with access to a much larger potential investor base and should ultimately generate more liquidity for our stock as we work to create long-term value for our stockholders.”

Operational Update — STACK Production Continues to Surge, Grows More than 40%

During the second quarter of 2018, Chaparral grew STACK production to 13,198 Boe/d. This is a 44% year-over-year increase compared to 9,187 Boe/d in the second quarter of 2017 and a 7% quarter-over-quarter increase compared to 12,300 Boe/d during the first quarter of 2018. While the company’s quarter-over-quarter growth was solid, it was impacted by the significant number of joint venture wells brought online during the quarter and Chaparral’s associated lower working interest in those wells.

Excluding production from divested enhanced oil recovery (EOR) assets, the company’s second quarter 2018 average total production grew by 8% on a year-over-year basis to 19,725 Boe/d, of which 61% was liquids and 39% natural gas. The natural gas percentage was slightly higher from the previous quarter due to the company’s strategic development of its Canadian and Garfield County acreage. While these areas do yield, as expected, a higher percentage of natural gas, they continue to deliver strong internal rates-of-return ranging from 55% to 100%. The company expects its gas percentage of total production to decline later this year as drilling activity will again include Kingfisher County.

Chaparral operated three rigs during the second quarter in Canadian and Garfield counties. The company brought 17 new gross STACK wells on production, 11 of which were part of its joint venture drilling program with Bayou City Energy.

The company continues to see strong results within the Merge Meramec in Canadian County and Osage and Meramec in Garfield County. During the first two quarters of 2018, Chaparral brought online six operated one-mile Canadian County Merge Meramec wells. These included two joint venture wells, the Lassen 1107, which had a three-phase 30-day initial production (IP) rate of 1,218 Boe/d, of which 73% was liquids, and the Katmai 1206, which recorded 1,168 Boe/d on the same basis, of which 76% was liquids. In addition, the Banff 1207 recorded a three-phase 30-day IP rate of 1,209 Boe/d, of which 59% was liquid.

Year-to-date, Chaparral has brought online 10 operated Osage and Meramec wells in Garfield County. As with its Merge assets, the company continues to see strong results from this area. Recent notable wells included the Glock 2205, a joint venture well, which produced at a three-phase 30-day IP rate of 913 Boe/d, of which 61% was liquids and the Dogwood 2205, which recorded 870 Boe/d on the same basis, of which 57% was liquids.

Results from the company’s Merge and Garfield County programs continue to exceed expectations. The company currently believes approximately 50% of its Garfield County position has been de-risked in at least two distinct drillable targets. In addition, Chaparral believes it has effectively de-risked more than 80% of its Canadian County Merge Meramec position and will be pursuing spacing tests in both areas in the near future.

Chaparral’s total capital expenditures during the second quarter were $89.2 million. This includes $59.3 million associated with STACK drilling and completions activity and $26.8 million spent on additional STACK acquisitions.

The company will operate three rigs during the third quarter. Overall, it expects third quarter STACK production to be between 13.5 and 14.5 MBoe/d and third quarter total company production to be between 19.0 and 20.0 MBoe/d after the impact of non-core asset sales completed in the third quarter.

Financial Summary — $300 Million Unsecured Senior Notes Offering and NYSE Uplisting Strengthens Balance Sheet, Widens Potential Investor Base

Chaparral recorded a net loss of $22 million, or 49 cents per share, during the second quarter of 2018. This loss was driven by a $27 million non-cash loss associated with commodity derivatives. The company’s adjusted EBITDA for the second quarter was $26.9 million. Adjusted EBITDA, as well as the company’s production, revenues and expenses mentioned in this release, were impacted by its 2017 EOR and non-core asset sales on a year-over-year basis.

Total gross commodity sales for the quarter were $62.3 million, which represents a 1% quarter-over-quarter increase compared to $61.4 million in the first quarter and a 16% year-over-year decrease. This year-over-year decline was driven by a decrease in total company production associated with its 2017 asset sales.

Chaparral’s average realized price, excluding derivative settlements, for crude oil increased to $66.28 per barrel in the second quarter of 2018. This represented a 7% quarter-over-quarter increase, compared to $61.76 per barrel in the first quarter of 2018. It also marked a 42% percent increase compared to $46.68 per barrel in the second quarter of 2017. The company’s realized natural gas liquids price during the second quarter was $24.39 per barrel, which was up 94 cents, or 4%, compared to $23.45 per barrel in the first quarter of the year. On a year-over-year basis, Chaparral’s natural gas liquids price increased by 24% from $19.66 per barrel during the second quarter of 2017. The company’s realized natural gas price was down on a quarter-over-quarter basis from $2.31 per thousand cubic feet (Mcf) in the first quarter to $2.01 per Mcf in the second quarter.

The company’s total lease operating expense (LOE) for the second quarter of 2018 was $15 million or $8.36 per Boe, which was flat on a quarter-over-quarter basis compared to $8.37 in the first quarter of 2018. Chaparral’s STACK LOE/Boe for the second quarter was $5.30, which was down slightly compared to the first quarter. The company’s LOE costs are expected to continue to decline throughout the remainder of 2018 as it continues to monetize additional non-core assets and grow overall STACK production. Chaparral remains confident that its year-end LOE per Boe results will be within its previously issued guidance of $7.60 - $8.20 per Boe.

Chaparral’s net G&A expenses also continued to trend downward at $8.2 million, or $4.56 per Boe, compared to $11.5 million, or $6.62 per Boe, in the first quarter of 2018. This marks a 31% quarter-over-quarter decline per Boe. This was primarily due to decreases in compensation expense. Adjusted for non-cash compensation, the company’s net cash G&A expense per Boe in the second quarter was $3.56, down from $3.96 in the first quarter of 2018. As a result of these positive results, Chaparral has updated its 2018 full year G&A/Boe guidance from $4.50 - $5.00 to $3.50 - $4.00.

Production taxes for the second quarter of 2018 were $2.8 million, or $1.54 per Boe, which was flat on a quarter-over-quarter basis, compared to $2.7 million, or $1.54 per Boe, during the first quarter.

Divestitures

During the second quarter Chaparral realized $7 million in proceeds from non-core assets sales. Subsequent to the end of the second quarter, the company successfully completed the sale of two additional non-core asset packages for $3 and $18 million respectively, bringing its asset sales total as of July 31, 2018 to $28 million. Total year-to-date net production associated with non-core asset sales was approximately 1.4 MBoe/d. With additional non-core asset sales expected to close throughout the remainder of the year, the company anticipates proceeds to be in line with its previously stated 2018 asset sale guidance of $50 - 60 million.

Balance Sheet and Liquidity

Chaparral issued $300 million of unsecured senior notes due in 2023 on June 29, 2018. The company used the $292 million of net proceeds from the offering to pay down all of the outstanding borrowings of its revolving credit facility and for general corporate purposes.

As of June 30, 2018, Chaparral’s total liquidity was $353 million, which was comprised of approximately $68 million in cash and cash equivalents and $284 million available under its undrawn, reserve-based revolving facility.

Chaparral’s balance sheet remains strong, with no significant debt maturities due until 2022.

NYSE Listing

Chaparral recently uplisted its Class A common stock from the OTCQB market to the NYSE. Effective July 24, 2018, Chaparral began trading on the NYSE under the new ticker symbol “CHAP.”

Updated 2018 Guidance – STACK Results Drive Greater Than Expected 2018 Production Growth

2018 Guidance	Previous	Revised
Total Company Average Daily Production (MBoe/d)	17.0 - 18.0	19.0 - 20.0
STACK Average Daily Production (MBoe/d)	11.5 - 12.5	13.0 - 14.0
Total CAPEX	$250 - $275 million	$300 - $325 million
LOE ($/Boe)	$7.60 - $8.20	no change
Cash G&A Expense ($/Boe)	$4.50 - $5.00	$3.50 - $4.00
Anticipated Proceeds from Asset Sales	$50 - $60 million	no change

Chaparral increased its 2018 STACK production guidance to 13.0 to 14.0 MBoe/d and increased total production guidance to 19.0 - 20.0 MBoe/d. This increase in production is driven by strong STACK well results, as well as increased working interest and includes estimated third quarter STACK production of 13.5 - 14.5 MBoe/d and total company production of 19.0 - 20.0 MBoe/d.

The company also increased its full year CAPEX guidance to $300 - $325 million. This increase is primarily a result of increased activity, as well as cost associated with higher than expected working interests, recognition of cost inflation associated with its joint venture program and increased acquisitions. In addition, Chaparral decreased its cash G&A expense per Boe cost guidance for the year from $4.50 - $5.00 per Boe to $3.50 - $4.00 per Boe as a result of increased production and successful cost saving measures.

Morris Appointed to Board of Directors

Chaparral expanded its board of directors to nine members with the appointment of Graham Morris, of Contrarian Capital, as a new independent member of the board on August 9, 2018. The company’s board, with the addition of Morris, now includes nine members, of which eight serve as independent directors.

Earnings Call Information

Chaparral will hold its financial and operating results call this morning, Tuesday, August 14 at 9 a.m. Central. Interested parties may access the call toll-free at 877-260-1479 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 5850765. A live webcast of the call will be available on the company’s website at chaparralenergy.com/investors.

The company has also provided an updated investor presentation for the quarter, which along with its form 10-Q, is available on the Investor section of its website at chaparralenergy.com/investors. A recording of this morning’s call will also be available shortly after the call’s conclusion on the company’s website.

All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Chaparral expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements, whether as a result of new information or future events.

About Chaparral

Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 119,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 315,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com

Operating Results Data (Unaudited)

(in thousands, except share and per share data)	Three months ended June 30, 2018	Three months ended June 30, 2017
Revenues:
Net commodity sales	$58,427	$74,048
Sublease revenue	1,198	—
Total revenues	59,625	74,048
Costs and expenses:
Lease operating	15,009	23,059
Transportation and processing	—	3,067
Production taxes	2,768	3,383
Depreciation, depletion and amortization	20,407	30,851
General and administrative	8,190	8,973
Cost reduction initiatives	824	115
Other	403	—
Total costs and expenses	47,601	69,448
Operating income	12,024	4,600
Non-operating (expense) income:
Interest expense	(1,739)	(5,051)
Derivative (losses) gains	(32,286)	23,474
Gain (loss) on sale of assets	469	(863)
Other income, net	19	312
Net non-operating (expense) income	(33,537)	17,872
Reorganization items, net	(480)	(1,070)
(Loss) income before income taxes	(21,993)	21,402
Income tax expense	—	37
Net (loss) income	$(21,993)	$21,365
Earnings per share:
Basic for Class A and Class B	$(0.49)	$0.47
Diluted for Class A and Class B	$(0.49)	$0.47
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,338,650	44,982,142
Diluted for Class A and Class B	45,338,650	44,982,142

Operating Results Data (Unaudited)

	Successor		Predecessor
(in thousands, except share and per share data)	Six months ended June 30, 2018	Period from March 22, 2017 through June 30, 2017	Period from January 1, 2017 through March 21, 2017
Revenues:
Net commodity sales	$116,316	$81,856	$66,531
Sublease revenue	2,396	—	—
Total revenues	118,712	81,856	66,531
Costs and expenses:
Lease operating	29,552	27,318	19,941
Transportation and processing	—	3,428	2,034
Production taxes	5,445	3,699	2,417
Depreciation, depletion and amortization	41,513	34,265	24,915
General and administrative	19,697	14,717	6,843
Cost reduction initiatives	824	121	629
Other	1,231	—	—
Total costs and expenses	98,262	83,548	56,779
Operating income (loss)	20,450	(1,692)	9,752
Non-operating (expense) income:
Interest expense	(3,110)	(5,701)	(5,862)
Derivative (losses) gains	(48,787)	11,359	48,006
(Loss) gain on sale of assets	(575)	(863)	206
Other income, net	104	307	1,167
Net non-operating (expense) income	(52,368)	5,102	43,517
Reorganization items, net	(1,517)	(1,690)	988,727
(Loss) income before income taxes	(33,435)	1,720	1,041,996
Income tax expense	—	38	37
Net (loss) income	$(33,435)	$1,682	$1,041,959
Earnings per share:
Basic for Class A and Class B	$(0.74)	$0.04	*
Diluted for Class A and Class B	$(0.74)	$0.04	*
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,241,513	44,982,142	*
Diluted for Class A and Class B	45,241,513	44,982,142	*

Consolidated Balance Sheets

(dollars in thousands)	June 30, 2018 (unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$68,441	$27,732
Accounts receivable, net	68,619	60,363
Inventories, net	7,457	5,138
Prepaid expenses	2,415	2,661
Total current assets	146,932	95,894
Property and equipment, net	48,564	50,641
Oil and natural gas properties, using the full cost method:
Proved	734,880	634,294
Unevaluated (excluded from the amortization base)	563,129	482,239
Accumulated depreciation, depletion, amortization and impairment	(159,770)	(124,180)
Total oil and natural gas properties	1,138,239	992,353
Derivative instruments	56	—
Other assets	378	418
Total assets	$1,334,169	$1,139,306
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$93,541	$75,414
Accrued payroll and benefits payable	7,771	11,276
Accrued interest payable	235	187
Revenue distribution payable	24,818	17,966
Long-term debt and capital leases, classified as current	3,408	3,273
Derivative instruments	24,096	8,959
Total current liabilities	153,869	117,075
Long-term debt and capital leases, less current maturities	305,300	141,386
Derivative instruments	28,104	4,167
Deferred compensation	975	696
Asset retirement obligations	33,546	33,216
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Class A Common stock	388	389
Class B Common stock	79	79
Additional paid in capital	969,117	961,200
Treasury stock	(4,872)	—
Accumulated deficit	(152,337)	(118,902)
Total stockholders’ equity	812,375	842,766
Total liabilities and stockholders’ equity	$1,334,169	$1,139,306

Consolidated Statements of Cash Flows (Unaudited)

	Successor		Predecessor
(in thousands)	Six months ended June 30, 2018	Period from March 22, 2017 through June 30, 2017	Period from January 1, 2017 through March 21, 2017
Cash flows from operating activities
Net (loss) income	$(33,435)	$1,682	$1,041,959
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Non-cash reorganization items	—	—	(1,012,090)
Depreciation, depletion and amortization	41,513	34,265	24,915
Derivative losses (gains)	48,787	(11,359)	(48,006)
Loss (gain) on sale of assets	575	863	(206)
Other	3,578	1,120	645
Change in assets and liabilities
Accounts receivable	(7,660)	(11,973)	198
Inventories	(3,162)	1,596	466
Prepaid expenses and other assets	286	1,830	(497)
Accounts payable and accrued liabilities	(4,221)	(14,098)	8,733
Revenue distribution payable	7,243	1,983	(1,875)
Deferred compensation	6,566	582	143
Net cash provided by operating activities	60,070	6,491	14,385
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(176,275)	(61,198)	(31,179)
Proceeds from asset dispositions	6,591	1,929	1,884
(Payments) proceeds from derivative instruments	(9,769)	8,355	1,285
Net cash used in investing activities	(179,453)	(50,914)	(28,010)
Cash flows from financing activities
Proceeds from long-term debt	116,000	18,000	270,000
Repayment of long-term debt	(243,391)	(720)	(444,785)
Proceeds from Senior Notes	300,000	—	—
Proceeds from rights offering, net	—	—	50,031
Principal payments under capital lease obligations	(1,329)	(713)	(568)
Payment of debt issuance costs and other financing fees	(6,316)	—	(2,410)
Treasury stock purchased	(4,872)	—	—
Net cash provided by (used in) financing activities	160,092	16,567	(127,732)
Net increase (decrease) in cash, cash equivalents, and restricted cash	40,709	(27,856)	(141,357)
Cash, cash equivalents, and restricted cash at beginning of period	27,732	45,123	186,480
Cash, cash equivalents, and restricted cash at end of period	$68,441	$17,267	$45,123

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted EBITDA Reconciliation, NON-GAAP.”

Adjusted EBITDA Reconciliation, Non-GAAP

(in thousands)	Three months ended June 30, 2018	Three months ended June 30, 2017
Net (loss) income	$(21,993)	$21,365
Interest expense	1,739	5,051
Income tax expense	—	37
Depreciation, depletion, and amortization	20,407	30,851
Non-cash change in fair value of derivative instruments	26,761	(16,811)
Impact of derivative repricing	(1,680)	—
Interest income	(1)	(5)
Stock-based compensation expense	1,671	—
(Gain) loss on sale of assets	(469)	863
Restructuring, reorganization and other	480	1,185
Adjusted EBITDA	$26,915	$42,536

	Successor		Predecessor
(in thousands)	Six months ended June 30, 2018	Period from March 22, 2017 through June 30, 2017	Period from January 1, 2017 through March 21, 2017
Net (loss) income	$(33,435)	$1,682	$1,041,959
Interest expense	3,110	5,701	5,862
Income tax expense	—	38	37
Depreciation, depletion, and amortization	41,513	34,265	24,915
Non-cash change in fair value of derivative instruments	39,018	(3,004)	(46,721)
Impact of derivative repricing	(2,252)	—	—
Loss (gain) on settlement of liabilities subject to compromise	48	—	(372,093)
Fresh start accounting adjustments	—	—	(641,684)
Interest income	(2)	(5)	(133)
Stock-based compensation expense	6,294	—	155
Loss (gain) on sale of assets	575	863	(206)
Write-off of debt issuance costs, discount and premium	—	—	1,687
Restructuring, reorganization and other	1,469	1,811	24,297
Adjusted EBITDA	$56,338	$41,351	$38,075